Exhibit 10.1

             AMENDED AND RESTATED RESEARCH AND LICENSE AGREEMENT


    This Agreement, dated as of October 24, 2002, is by and between: NEW YORK UNIVERSITY (hereinafter "NYU"), a not for profit corporation organized and existing under the laws of the State of New York and having a place of business at 70 Washington Square South, New York, New York 10012 and Nanoscience Technologies, Inc. (hereinafter "CORPORATION"), a corporation organized and existing under the laws of the State of Nevada having its principal place of business c/o Edward F. Cowle, 300 Park Avenue, Suite 1712, New York, NY 10022.

                                 RECITALS

    WHEREAS, Dr. Nadrian C. Seeman of NYU (or any replacement for Dr. Seeman who the parties hereto agree to in writing, hereinafter referred to as "the NYU Principal Investigator") has made certain inventions relating to DNA Nanotechnology, all as more particularly described in pending U.S. patent applications and issued patents owned by NYU, identified in annexed Appendix I and forming an integral part hereof (hereinafter "the Pre-Existing Inventions");

    WHEREAS, NYU is willing to perform the NYU Research Project (as hereinafter defined);

    WHEREAS, CORPORATION is prepared to sponsor the NYU Research Project;

    WHEREAS, subject to the terms and conditions hereinafter set forth, NYU is willing to grant to CORPORATION and CORPORATION is willing to accept from NYU a license to the Pre-Existing Inventions and the intellectual property to be generated from the Research Project;

    WHEREAS, the parties acknowledge that one of the Pre-Existing Inventions is jointly owned by NYU and the California Institute of Technology ("CalTech") and that, pursuant to an agreement between NYU and CalTech (attached hereto as Appendix III), NYU has been granted the right to license such invention in the manner contemplated hereby;

    WHEREAS, NYU and CORPORATION have previously entered into a research and license agreement dated as of October 24, 2002 (the "Research and License Agreement");

    WHEREAS, NYU and CORPORATION desire to amend and restate the Research and License Agreement in its entirety as of the date hereof;

    NOW, THEREFORE, NYU and CORPORATION mutually covenant and agree that the terms of the Research and License Agreement shall be amended and restated in their entirety as follows:


1. Definitions.

        a. "Affiliate" shall mean any company or other legal entity which controls, or is controlled by, or is under common control with, CORPORATION; control means the holding of twenty five and one tenth percent (25.1%) or more of (i) the capital stock and/or (ii) the voting rights and/or (iii) the right to elect or appoint directors.

        b. "Calendar Year" shall mean any consecutive period of twelve months commencing on the first day of January of any year.

        c. "Field" shall mean nanotechnology, including nano-electronics, microelectronics, bioanalytics, bio-nanotechnology, chemical analysis, nanofabrication, molecular manipulation, pharmaceutical, biological, chemical and materials research and all other engineered, human or animal applications.

        d. "Licensed Products" shall mean any products or services, the manufacture, use or sale, offer to sell, or importation of which is covered by a claim of any unexpired NYU Patent which has not been disclaimed or held invalid by a court of competent jurisdiction from which no appeal can be taken, or which incorporates or is developed using NYU Know-How or which is otherwise covered by intellectual property rights licensed pursuant to this Agreement including, without limitation, the license contained in Section 7(a)(ii).

        e. "Net Sales" shall mean the total amount invoiced by CORPORATION or an Affiliate of CORPORATION in connection with sales of Licensed Products to any person or entity that is not an Affiliate of CORPORATION, after deduction of all the following to the extent applicable to such sales;

            i) all trade, case and quantity credits, discounts, refunds or rebates;

           ii)    allowances or credits for returns;

          iii)    sales commissions;

           iv)    sales taxes (including value-added tax); and

            v)    the cost of freight and insurance on such freight.

        f. "NYU Know-How" shall mean the Pre-Existing Inventions and any information and materials including, but not limited to, pharmaceutical, chemical, biological and biochemical products, technical and non-technical data, materials, methods and processes and any drawings, plans, diagrams, specifications and/or other documents containing such information, discovered, developed or acquired by, or on behalf of the NYU Researchers during the term and in the course of the NYU Research Project, or by employees or consultants of CORPORATION during the term of the NYU Research Project and which is related to the subject of the work performed in the NYU Research Project.

        g. "NYU" Patents" shall mean all United States and foreign patents and patent applications, and any divisions, continuations, in whole or in part, reissues, renewals and extensions thereof, and pending applications therefore (regardless of when filed):

            (1) which claim Pre-Existing Inventions and which are identified on annexed Appendix I;

            (2)    which claim inventions that are made, in whole or in
                   part, by:

                    i) NYU Researchers during the term and in the course of the NYU Research Project, and/or

                   ii) employees or consultants of CORPORATION during the term of the NYU Research Project and which are related to the subject of the work performed in the NYU Research Project; or

            (3) which claim improvements made during the term and in the course of the NYU Research Project to (x) Pre-Existing Inventions and (y) inventions made during the course of the NYU Research Project in whole or in part by the NYU Researchers.

        h. "NYU Researchers" shall mean the NYU Principal Investigator and each NYU student, employee and consultant performing work during the term and in the course of the NYU Research Project.

        i. "NYU Research Project" shall mean the investigations at NYU during the Research Period (as hereinafter defined) into the Field under the supervision of the NYU Principal Investigator in accordance with the research program, described in annexed Appendix II, which forms an integral part hereof and is incorporated herein. The NYU Research Project may not be materially amended except in a writing approved by the CORPORATION and NYU.

        j. "Research Period" shall mean (i) the 5-year period commencing on September 15, 2003, (ii) the additional research period referred to in
Section 3.f if CORPORATION elects to extend the research thereunder and (iii) any extension thereof as to which NYU and CORPORATION shall mutually agree in writing.

        k.    "Research Technology" shall mean all NYU Patents and NYU Know-
How.


2.    Effectiveness of Agreement.

    This Agreement shall be dated as of the date hereof and shall remain in full force and effect until it expires or is terminated in accordance with
Section 16 hereof; provided that, as a condition precedent to the effectiveness of this Agreement, (a) the CORPORATION shall have paid NYU the payment due on September 15, 2003 pursuant to Section 4 (a) and the payment owing to NYU under Section 6(a); and (b) the parties shall have entered into a stock purchase agreement in the form attached hereto as Exhibit A.


3.    Performance of the NYU Research Project.

        a.    In consideration of the sums to be paid to NYU as set forth in
Section 4 below, NYU undertakes to perform the NYU Research Project under the Budget (set forth in Appendix II), under the supervision of the NYU Principal Investigator during the Research Period. The NYU Research Project and Budget may be updated annually by NYU and provided to CORPORATION no later than sixty (60) days prior to the end of each Research year. Any updated Research Project and Budget shall be subject to review by CORPORATION. If the modified Research Project and Budget are approved by CORPORATION, they shall be attached as an amended Appendix II and incorporated herein.

        b. If, during the Research Period, NYU becomes aware that the NYU Principal Investigator intends to cease to supervise the NYU Research Project, then NYU shall promptly so notify CORPORATION and CORPORATION shall have the option to terminate its funding of the NYU Research Project effective on the date that the NYU Principal Investigator ceases to supervise the NYU Research Project. CORPORATION shall promptly advise NYU in writing if CORPORATION so elects. Such termination of funding pursuant to this
Section 3(b) shall not terminate the license granted herein, which shall continue in force and effect for the term of this Agreement. Nothing herein contained shall be deemed to impose an obligation on NYU to find a replacement for the NYU Principal Investigator.

        c. Nothing contained in this Agreement shall be construed as a warranty on the part of NYU that any results or inventions will be achieved by the NYU Research Project, or that the Research Technology and/or any other results or inventions achieved by the NYU Research Project, if any, are or will be commercially exploitable and furthermore, NYU makes no warranties whatsoever as to the commercial or scientific value of the Research Technology and/or as to any results which may be achieved in the NYU Research Project.

        d. Within sixty (60) days after the end of each quarter of each year during the Research Period, NYU shall prepare and submit to the CORPORATION a written report summarizing the results of the work conducted on the NYU Research Project during the preceding quarter.

        e. NYU will have full authority and responsibility for the NYU Research Project. All students and employees of NYU who work on the NYU Research Project will do so as employees or students of NYU, and not as employees of CORPORATION.

        f. NYU hereby grants to CORPORATION an option to extend the Research Period hereunder for an additional five years upon (i) giving written notice to NYU at any time but no later than the date that is ninety
(90) days prior to the end of the Research Period, (ii) written agreement to pay to NYU one million dollars ($1,000,000) per year, with quarterly installments of two hundred and fifty thousand dollars ($250,000) each payable in advance ninety (90) days prior to the beginning of each quarter,
(iii) written agreement by the parties following good faith negotiation of a research project description and budget break-down corresponding to such additional research funding and (iv) execution of any amendments to this Agreement which are necessary to reflect such additional terms.


4.    Funding of the NYU Research Project.

        a. As compensation to NYU for work to be performed on the NYU Research Project during the Research Period, subject to any earlier termination of the Research Project pursuant to Sections 3(b) hereof, CORPORATION will pay NYU an aggregate of $1,657,690 according to the following schedule:

            September 15, 2003                    $300,000

            May 1, 2004                            $315,000

            May 1, 2005                            $330,750

            May1, 2006                            $347,288

            May 1, 2007                            $364,652

        b. Nothing in this Agreement shall be interpreted to prohibit NYU (or the NYU Principal Investigator) from obtaining additional financing or research grants for the NYU Research Project from government agencies which grants or financing may render all or part of the NYU Research Project and the results thereof subject to the patent rights of the U.S. Government and its agencies, as set forth in Title 35 U.S.C. Section 200 et seq.

        c. Upon completion of one or more financing(s) by CORPORATION totaling at least one million U.S. dollars ($1,000,000), CORPORATION shall promptly notify NYU and discuss in good faith with NYU an increase in the amount of research funding that the CORPORATION shall provide for the NYU Research Project hereunder.


5.    Title.

        a. Subject to the License granted to CORPORATION hereunder, it is hereby agreed that all right, title and interest, in and to the Research Technology, and in and to any drawings, plans, diagrams, specifications, and other documents containing any of the Research Technology shall vest solely in NYU. At the request of NYU, CORPORATION shall take all steps as may be necessary to give full effect to said right, title and interest of NYU including, but not limited to, the execution of any documents that may be required to record such right, title and interest with the appropriate agency or government office.

        b. Subject to the License granted to CORPORATION hereunder, for so long as the NYU Principal Investigator is employed by NYU, any and all inventions made by the NYU Principal Investigator and relating to the Field shall be owned solely by NYU.


6.    Patents and Patent Applications.

        a. CORPORATION shall pay to NYU on or before September 15, 2003 $19,162.37 being fifty percent (50%) of all costs and fees incurred by NYU to date in connection with the patent applications identified in Appendix I hereto. Upon completion by CORPORATION of one or more financings that total at least one million dollars ($1,000.000), CORPORATION shall promptly notify NYU and pay NYU within thirty (30) days the remaining fifty percent (50%) of any outstanding costs and fees incurred in connection therewith.

        b. NYU will promptly disclose to CORPORATION in writing any inventions which constitute potential NYU Patents. CORPORATION will promptly disclose to NYU any inventions which constitute potential NYU Patents and which are conceived by employees or consultants of CORPORATION.

        c. At the initiative of CORPORATION or NYU, the parties shall consult with each other regarding the prosecution of all patent applications with respect to the Research Technology. Such patent applications shall be filed, prosecuted and maintained by Browdy and Neimark or by a law firm jointly selected by NYU and CORPORATION. Copies of all such patent applications and all correspondence, including all patent office actions, shall be forwarded to each of NYU and CORPORATION.

        d. NYU and CORPORATION shall each also have the right to have such patent applications and patent office actions independently reviewed by other patent counsel separately retained by NYU or CORPORATION, upon prior notice to and consent of the other party, which consent shall not be unreasonably withheld.

        e. All applications and proceedings with respect to the NYU Patents shall be filed, prosecuted and maintained by NYU at the expense of CORPORATION and with CORPORATION's approval of such expenses. Against the submission of invoices, CORPORATION shall reimburse NYU for fifty percent (50%) of all costs and fees incurred by NYU until the completion of one or more financing(s) by CORPORATION totaling at least one million dollars ($1,000,000) and in such case CORPORATION shall then reimburse NYU within thirty (30) days the remaining fifty percent (50%) of such costs and fees. Thereafter, CORPORATION shall reimburse NYU one hundred percent (100%) of all such costs and fees incurred thereafter until termination of this Agreement within thirty (30) days after receipt of an invoice from NYU. However, NYU is under no obligation to file maintain or prosecute any patent applications or patents.

        f. NYU and CORPORATION shall assist, and endeavor to cause their respective employees and consultants to assist each other, in assembling inventorship information and data for the filing and prosecution of patent applications on inventions pertaining to the Research Technology.

        g. CORPORATION hereby agrees to fund patent applications and proceedings in the following countries: the United States, the European Patent Convention Countries, Japan, Canada, Australia, India, Israel, China, South Korea and Malaysia. In the event that CORPORATION declines to cover the costs of patent applications and proceedings in any other country or countries, NYU may, at its expense, pursue such patent applications and proceedings, and such patents shall not be excluded from the License granted in Section 7.

        h. Nothing herein contained shall be deemed to be a warranty by NYU that

             i) NYU can or will be able to obtain any patent or patents on any patent application or applications in the NYU Patents or any portion thereof, or that any of the NYU Patents will afford adequate or commercially worthwhile protection, or

            ii) that the manufacture, use, or sale of any element of the Research Technology or any Licensed Product will not infringe any patent(s) of a third party.


7.    Grant of License.

        a. Subject to the terms and conditions set forth in this Agreement, NYU grants to CORPORATION (i) an exclusive worldwide license under the NYU Patents and NYU Know-How to develop, manufacture, use, sell, offer to sell, have sold, lease, rent, or import Licensed Products and processes in the Field, together with the right to grant sublicenses as provided in
Section 7(c) and (ii) a non-exclusive worldwide license under any improvements to the NYU Patents created by the NYU Principal Investigator (for so long as the NYU Principal Investigator is employed by NYU) after the end of the NYU Research Project and prior to the expiration of the term of this Agreement to develop, manufacture, use, sell, offer to sell, have sold, lease, rent, or import Licensed Products and processes in the Field, together with the right to grant sublicenses as provided in Section 7(c) (collectively, the "License"). Notwithstanding the foregoing exclusive license contained in Section 7(a)(i), NYU hereby reserves to itself a license to use the NYU Patents and the NYU Know-How for its own internal non-profit academic and research purposes.

        b. The License granted to CORPORATION in Section 7(a) hereto shall commence upon the date this Agreement becomes effective in accordance with
Section 2 and shall remain in force on a country-by-country basis, if not previously terminated under the terms of this Agreement, until the expiration date of the last to expire of the NYU Patents.

        c. CORPORATION shall be entitled to grant sublicenses under the License on terms and conditions in compliance and not inconsistent with the terms and condition of this Agreement (except that the rate of royalty may be at higher rates than those set forth in this Agreement) to Affiliates of CORPORATION, and to third parties for consideration and in an arms-length transaction. All sublicenses shall only be granted by CORPORATION under a written agreement, a copy of which shall be provided by CORPORATION to NYU as soon as practicable after the signing thereof. Each sublicense granted by CORPORATION hereunder shall be subject and subordinate to the terms and conditions of this Agreement and shall contain (inter-alia) the following provisions:

            (1) the sublicense shall expire automatically on the termination of the License;

            (2) the sublicense shall not be assignable, in whole or in part;

            (3)    the sublicensee shall not grant further sublicenses;
                   and

            (4) both during the term of the sublicense and thereafter the sublicensee shall agree to a confidentiality obligation similar to that imposed on CORPORATION in
                   Section 11 below, and that the sublicensee shall impose on its employees, both during the terms of their employment and thereafter, a similar undertaking of confidentiality; and

            (5) the sublicense agreement shall include the text of Sections 14 and 15 of this Agreement and shall state that NYU is an intended third party beneficiary of such sublicense agreement for the purpose of enforcing such indemnification and insurance provisions.


8.    Payments for License.

        a. In consideration for the grant and during the term of the License, CORPORATION shall pay to NYU:

            (1) Non-refundable license issue fees of twenty five thousand dollars ($25,000) on each of July 1, 2005 and July 1, 2006; fifty thousand dollars ($50,000) on each of July 1, 2007 and 2008; seventy five thousand dollars ($75,000) on each of July 1, 2009 and 2010, one hundred and twenty five thousand dollars ($125,000) on each of July 1, 2011, 2012, 2013 and 2014; and one hundred and fifty thousand dollars ($150,000) on each of July 1, 2015, 2016, 2017, 2018 and
                   2019. The license issue fees commencing on July 1, 2010 and extending through the end of the term of this Agreement shall be credited against royalty payments due for the relevant year.

            (2) With respect to each Licensed Product, a royalty of five percent (5%) of the Net Sales of Licensed Products for pharmaceutical, life science, biotechnology and medical device research, development and applications, and two percent (2%) of the Net Sales for all other Licensed Products, in each case of CORPORATION and any Affiliate of CORPORATION, and

            (3) Ten percent (10%) of any consideration, monetary or otherwise, received by CORPORATION from a sublicensee of CORPORATION (other than an Affiliate) under the terms of, or as a consideration for the grant of, a sublicense of any rights or for the grant of an option to acquire such a sublicense, not including funding received by the CORPORATION for future research and development as specified in a written agreement with a detailed research plan and budget.

        b. For the purpose of computing the royalties due to NYU hereunder, the year shall be divided into four parts ending on March 31, June 30, September 30, and December 31. Not later than sixty (60) days after each March 31, June 30, September 30, and December 31 in each Calendar Year during the term of the License, CORPORATION shall submit to NYU a full and detailed report of royalties or payments due NYU under the terms of this Agreement for the preceding quarter year (hereinafter "the Quarter-Year Report"), setting forth the Net Sales of CORPORATION and any Affiliate and/or lump sum payments and all other payments or consideration from sublicensees upon which such royalties are computed and including at least:

             i) the quantity of Licensed Products used, sold transferred or otherwise disposed of;

            ii)    the selling price of each Licensed Product;

           iii) the deductions permitted under subsection 1(e) hereof to arrive at Net Sales; and

            iv)    the royalty computations and subject of payment.

    If no royalties or other payments are due, a statement shall be sent to NYU stating such fact. Payment of the full amount of any royalties or other payments due to NYU for the preceding half quarter shall accompany each Quarter-Year Report on royalties and payments. CORPORATION shall keep for a period of at least six (6) years after the date of entry, full, accurate and complete books and records consistent with sound business and accounting practices and in such form and in such detail as to enable the determination of the amounts due to NYU from CORPORATION pursuant to the terms of this Agreement.

        c. On reasonable notice and during regular business hours, NYU or an authorized representative of NYU shall each have the right to inspect the books of accounts, records and other relevant documentation of CORPORATION and the Affiliates and sublicensees of CORPORATION insofar as they relate to the production, marketing and sale of the Licensed Products, in order to ascertain or verify the amount of royalties and other payments due to NYU hereunder, and the accuracy of the information provided to NYU in the aforementioned reports. The cost of the audit shall be paid by NYU unless the auditor discovers that NYU has been underpaid by more than five percent (5%) of the amount that NYU should have been paid, in which case the CORPORATION shall reimburse NYU for the cost of the audit and shall pay NYU three times the amount by which NYU was underpaid.


9.    Method of Payment.

        a. Royalties and other payments due to NYU hereunder shall be paid to NYU in United States dollars. Any such royalties on or other payments relating to transactions in a foreign currency shall be converted into United States dollars based on the closing buying rate of a major money center bank in New York City chosen by CORPORATION and applicable to transactions under exchange regulations for the particular currency on the last business day of the accounting period for which such royalty or other payment is due and shall be net of foreign tax credits.

        b. CORPORATION shall be responsible for payment to NYU of all royalties due on sale, transfer or disposition of Licensed Products by Affiliates of CORPORATION.


10.     Development and Commercialization.

        a. CORPORATION will use its best efforts to develop and commercialize Licensed Products in the Field.

        b. Provided that applicable laws, rules and regulations require that the performance of the tests, trials, studies and other activities contemplated in subsection (a) above shall be carried out in accordance with FDA Good Laboratory Practices and in a manner acceptable to the relevant health authorities, CORPORATION shall carry out such tests, trials, studies and other activities in accordance with FDA Good Laboratory Practices and in a manner acceptable to the relevant health authorities. Furthermore, the Licensed Products shall be produced in accordance with FDA Good Manufacturing Practice ("GMP") procedures in a facility which has been certified by the FDA as complying with GMP, provided that applicable laws, rules and regulations so require.

        c. CORPORATION shall provide NYU with written reports on all activities and actions undertaken by CORPORATION to develop and commercialize the Licensed Products; such reports shall be made within sixty (60) days after each six (6) months of the duration of this Agreement, commencing six months after the date this Agreement becomes effective pursuant to Section 2.


11.     Confidential Information.

        a. Except as otherwise provided in Section 11(b) and 11(c) and 12 below CORPORATION and NYU shall each maintain any and all of the Research Technology in confidence and shall not release or disclose any tangible or intangible component thereof to any third party without first receiving the prior written consent of the other party to said release or disclosure.

        b. The obligations of confidentiality set forth in Section 11(a) shall not apply to any component of the Research Technology which was part of the public domain prior to the date that this Agreement becomes effective pursuant to Section 2 or which becomes a part of the public domain not due to some unauthorized act by or omission of the receiving party after the effective date of this Agreement determined pursuant to Section 2 or which is disclosed to the receiving party by a third party who has the right to make such disclosure.

        c. The provisions of Section 11(a) notwithstanding, CORPORATION may disclose the Research Technology to third parties who need to know the same in order to secure regulatory approval for the sale of Licensed Products.


12.     Publication.

        a. Prior to submission for publication of a manuscript describing the results of any aspect of the NYU Research Project, NYU shall send CORPORATION a copy of the manuscript to be submitted, and shall allow CORPORATION sixty (60) days from the date of such mailing to determine whether the manuscript contains such subject matter for which patent protection should be sought prior to publication of such manuscript, for the purpose of protecting an invention made by the NYU Principal Investigator during the course and within the term of the NYU Research Project. Should CORPORATION believe the subject matter of the manuscript contains a patentable invention, then, prior to the expiration of such 60-day period from the mailing date of such manuscript to CORPORATION by NYU, CORPORATION shall give written notification to NYU of:

             i) its determination that such manuscript contains patentable subject matter for which patent protection should be sought; and

            ii) the countries in which such patent protection should be sought.

        b. After the expiration of such 60-day period from the date of mailing such manuscript to CORPORATION, unless NYU has received the written notice specified above from CORPORATION, NYU shall be free to submit such manuscript for publication and to publish the disclosed research results in any manner consistent with academic standards.

        c. Upon receipt of such written notice from CORPORATION, NYU will thereafter delay submission of the manuscript for an additional period of up to sixty (60) days to permit the preparation and filing in accordance with
Section 6 hereof of a U.S. patent application by NYU on the subject matter to be disclosed in such manuscript. After expiration of such 60-day period, or the filing of a patent application on each such invention, whichever shall occur first, NYU shall be free to submit the manuscript and to publish the disclosed results.


13.     Infringement of NYU Patent.

        a. In the event a party to this Agreement acquires information that a third party is infringing one or more of the NYU Patents, the party acquiring such information shall promptly notify the other party to the Agreement in writing of such infringement.

        b. In the event of an infringement of an NYU Patent, CORPORATION shall be privileged but not required to bring suit against the infringer. Should CORPORATION elect to bring suit against an infringer and NYU is joined as a party plaintiff in any such suit, NYU shall have the right to approve the counsel selected by CORPORATION to represent CORPORATION and NYU, such approval not to be unreasonably withheld. NYU agrees to join such suit as a party plaintiff, upon request of CORPORATION, if it is necessary to grant standing to CORPORATION to bring such a suit. The expense of such suit or suits that CORPORATION elects to bring, including any expenses of NYU incurred in conjunction with the prosecution of such suit or the settlement thereof, shall be paid for entirely by CORPORATION and CORPORATION shall hold NYU free, clear and harmless from and against any and all costs of such litigation, including attorneys' fees. CORPORATION shall not compromise or settle such litigation without the prior written consent of NYU, which shall not be unreasonably withheld.

        c. In the event CORPORATION exercises the right to sue herein conferred, it shall have the right to first reimburse itself out of any sums recovered in such suit or in settlement thereof for all costs and expenses of every kind and character, including reasonable attorneys' fees, necessarily involved in the prosecution of any such suit, and if after such reimbursement, any funds shall remain from said recovery, CORPORATION shall promptly pay to NYU an amount equal to twenty five percent (25%) of such remainder and CORPORATION shall be entitled to receive and retain the balance of the remainder of such recovery.

        d. If CORPORATION does not bring suit against said infringer pursuant to Section 13(b) herein, or has not commenced negotiations with said infringer for discontinuance of said infringement, within ninety (90) days after receipt of such notice, NYU shall have the right, but shall not be obligated, to bring suit for such infringement. Should NYU elect to bring suit against such infringer and CORPORATION is joined as a party plaintiff in any such suit, CORPORATION shall have the right to approve the counsel selected by NYU to represent NYU and CORPORATION, such approval not to be unreasonably withheld, and NYU shall hold CORPORATION free, clear and harmless from and against any and all costs and expenses of such litigation, including attorneys' fees. If requested by NYU, CORPORATION will use reasonable efforts to join such suit as a party plaintiff; provided that (i) if CORPORATION does not join such suit following a request from NYU, CORPORATION shall not be entitled to the 25% share of any recovery in such suit provided below, and (ii) if CORPORATION's joinder as a party plaintiff is necessary in order to grant standing to NYU to bring such suit, CORPORATION shall, upon request, join such suit as a party plaintiff. If CORPORATION has commenced negotiations with an alleged infringer of the NYU Patent for discontinuance of such infringement within such 90-day period, CORPORATION shall have an additional ninety (90) days from the termination of such initial 90-day period to conclude its negotiations before NYU may bring suit for such infringement. In the event NYU brings suit for infringement of any NYU Patent, NYU may, following consultation with CORPORATION, settle such suit by licensing the alleged infringer to continue to make, use and sell the allegedly infringing product or process in its then-present form.
In the event NYU brings suit for infringement of any NYU Patent, NYU shall have the right to first reimburse itself out of any sums recovered in such suit or settlement thereof for all costs and expenses of every kind and character, including reasonable attorneys' fees necessarily involved in the prosecution of such suit, and if after such reimbursement, any funds shall remain from said recovery, NYU shall promptly pay to CORPORATION an amount equal to twenty five percent (25%) of such remainder and NYU shall be entitled to receive and retain the balance of the remainder of such recovery.

        e. Each party shall always have the right to be represented by counsel of its own selection in any suit for infringement of the NYU Patents instituted by the other party to this Agreement under the terms hereof. The expense of such counsel shall be borne by the party retaining such additional counsel.

        f. CORPORATION agrees to cooperate fully with NYU at the request of NYU, including, by giving testimony and producing documents lawfully requested in the prosecution of any suit by NYU for infringement of the NYU Patents; provided, NYU shall pay all reasonable expenses (including attorneys' fees) incurred by CORPORATION in connection with such cooperation. NYU shall cooperate and shall endeavor to cause the NYU Principal Investigator to cooperate with CORPORATION at the request of CORPORATION, including by giving testimony and producing documents lawfully requested, in the prosecution of any suit by CORPORATION for infringement of the NYU Patents; provided, that CORPORATION shall pay all reasonable expenses (including attorneys' fees) incurred by NYU in connection with such cooperation.


14.     Liability and Indemnification.

        a. CORPORATION shall indemnify, defend and hold harmless NYU, CalTech and their respective trustees, officers, medical and professional staff, employees, students and agents and their respective successors, heirs and assigns (the "Indemnitees"), against any liability, damage, loss or expense (including reasonable attorneys' fees and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments (i) arising out of the design, production, manufacture, sale, use in commerce or in human clinical trials, lease, or promotion by CORPORATION or by an Affiliate, licensee or agent of CORPORATION of any Licensed Product, process or service relating to, or developed pursuant to, this Agreement or (ii) arising out of any other activities to be carried out pursuant to this Agreement.

        b. With respect to an Indemnitee, CORPORATION's indemnification under subsection a(i) of this Section 14 shall apply to any liability, damage, loss or expense whether or not it is attributable to the negligent activities of such Indemnitee. CORPORATION's indemnification obligation under subsection a(ii) of this Section 14 shall not apply to any liability, damage, loss or expense to the extent that it is attributable to the negligent activities of any such Indemnitee.

        c. CORPORATION agrees, at its own expense, to provide attorneys reasonably acceptable to NYU to defend against any actions brought to filed against any Indemnitee with respect to the subject of indemnity to which such Indemnitee is entitled hereunder, whether or not such actions are rightfully brought.


15.     Security for Indemnification.

        a. At such time as any Licensed Product, process or service relating to, or developed pursuant to, this Agreement is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by CORPORATION or by an Affiliate, licensee or agent of CORPORATION, CORPORATION shall at its sole cost and expense, procure and maintain policies of comprehensive general liability insurance in amounts not less than $10,000,000.00 per incident and $20,000,000.00 annual aggregate and naming the Indemnitees as additional insureds. Such comprehensive general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for CORPORATION's indemnification under Section 14 of this Agreement. If CORPORATION elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $250,000 annual aggregate) such self-insurance program must be acceptable to NYU. If CORPORATION is unable to obtain such insurance, NYU shall discuss in good faith with Corporation whether such amounts may be modified. In the event CORPORATION is unable to obtain insurance in the above-specified amounts in the available insurance market, CORPORATION and NYU shall agree upon alternative amounts which can be obtained in the available insurance market.

    The minimum amounts of insurance coverage required under this Section 15 shall not be construed to create a limit of CORPORATION's liability with respect to its indemnification under Section 14 of this Agreement.

        b. CORPORATION shall provide NYU with written evidence of such insurance upon request of NYU. CORPORATION shall provide NYU with written notice at least sixty (60) days prior to the cancellation, non-renewal or material change in such insurance; if CORPORATION does not obtain replacement insurance providing comparable coverage within such sixty (60) day period, NYU shall have the right to terminate this Agreement effective at the end of such sixty (60) day period without notice or any additional waiting periods.

        c. CORPORATION shall maintain such comprehensive general liability beyond the expiration of termination of this Agreement during (i) the period that any product, process or service relating to, or developed pursuant to, this Agreement is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by CORPORATION or by a sublicensee or agent of CORPORATION and (ii) a reasonable period after the period referred to in (c)(i) above which in no event shall be less than fifteen (15) years.


16.     Expiry and Termination.

        a. Unless earlier terminated pursuant to this Section 16, hereof, this Agreement shall expire upon the expiration of the period of the License in each country as set forth in Section 7(b) above.

        b. At any time prior to expiration of this Agreement, either party may terminate this Agreement forthwith for cause, as "cause" is described below, by giving written notice to the other party. Cause for termination by one party of this Agreement shall be deemed to exist if the other party materially breaches or defaults in the performance or observance of any of the provisions of this Agreement and such breach or default is not cured within sixty (60) days or in the case of failure to pay any amounts due hereunder, thirty (30) days (unless otherwise specified herein) after the giving of notice by the other party specifying such breach or default, or if either NYU or CORPORATION discontinues its business or becomes insolvent or bankrupt. Notwithstanding the foregoing, in the event of a material breach of Section 3 of this Agreement by NYU with respect to which notice has been given to NYU and NYU has failed to cure during the relevant cure period, and which thereafter (i) has been finally adjudicated and confirmed to be a material breach in a court of competent jurisdiction in an action involving the parties or (ii) has been agreed to be a breach by NYU and CORPORATION in writing, including without limitation a situation where the Principal Investigator is not performing the NYU Research Project, CORPORATION asserts this is the case and NYU agrees, then CORPORATION may elect to terminate the research portion of this Agreement but continue the license portion of this Agreement on the terms provided herein; provided that CORPORATION shall continue making all payments to NYU provided by this Agreement throughout any period during which a dispute or litigation is pending.

        c. Any amount payable hereunder by one of the parties to the other, which has not been paid by the date on which such payment is due, shall bear interest from such date until the date on which such payment is made, at the rate of two percent (2%) per annum in excess of the prime rate prevailing at the Citibank, N.A., in New York, during the period of arrears and such amount and the interest thereon may be set off against any amount due, whether in terms of this Agreement or otherwise, to the party in default by any non-defaulting party.

        d.    In the event that this Agreement expires or is terminated under
Section 16(b), all rights in and to the Research Technology shall revert to NYU, and CORPORATION shall not be entitled to make any further use whatsoever of the Research Technology.

        e. Termination of this Agreement shall not relieve either party of any obligation to the other party incurred prior to such termination.

        f. Section 5, 11, 14, 15, 16, 20 and 21 hereof shall survive and remain in full force and effect after any termination, cancellation or expiration of this Agreement.

        g. In the event that the CORPORATION does not pay the First Payments (as defined in the Stock Purchase Agreement of even date herewith between the CORPORATION and NYU (the "Stock Agreement")) to NYU by the FP Due Date (as defined in the Stock Agreement), then this Agreement shall automatically terminate.


17.     Representation and Warranties by CORPORATION.

        CORPORATION hereby represents and warrants to NYU as follows:

        (1) CORPORATION is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. CORPORATION has been granted all requisite power and authority to carry on its business and to own and operate its properties and assets. The execution, delivery and performance of this Agreement have been duly authorized by the Board of Directors of CORPORATION.

        (2) There is no pending or, to CORPORATION's knowledge, threatened litigation involving CORPORATION which would have any effect on this Agreement or on CORPORATION's ability to perform its obligations hereunder; and

        (3) There is no indenture, contract, or agreement to which CORPORATION is a party or by which CORPORATION is bound which prohibits or would prohibit the execution and delivery by CORPORATION of this Agreement or the performance or observance by CORPORATION of any term or condition of this Agreement.


18.     Representations and Warranties by NYU.

     NYU hereby represents and warrants to CORPORATION as follows:

        (1) NYU is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. NYU has been granted all requisite power and authority to carry on its business and to own and operate its properties and assets. The execution, delivery and performance of this Agreement have been duly authorized by the Board of Trustees of NYU.

        (2) There is no pending or, to NYU's knowledge, threatened litigation involving NYU which would have any effect on this Agreement or on NYU's ability to perform its obligations hereunder; and

        (3) There is no indenture, contract, agreement or legal obligation to which NYU is a party or by which NYU is bound which prohibits or would prohibit the execution and delivery by NYU of this Agreement or the performance or observance by NYU of any term or condition of this Agreement.

        (4) NYU has been granted the right by CalTech to grant the license hereunder to the Pre-Existing Invention which is jointly owned by NYU and CalTech in the manner contemplated by this Agreement.


19. No Assignment.

    Neither CORPORATION nor NYU shall have any right to assign, delegate or transfer at any time to any party, in whole or in part, any or all of the rights, duties and interest herein granted without first obtaining the written consent of the other to such assignment; provided that CORPORATION may assign all of its rights and obligations hereunder to a third party to whom CORPORATION is selling all or substantially all of its assets or with whom CORPORATION's Board of Directors approves an acquisition of the stock of CORPORATION if the following requirements are met: (i) the third party is actively engaged in the same business as CORPORATION or a commercially similar business and is knowledgeable and experienced in dealing with technology of the type licensed pursuant to this Agreement, (ii) the third party has the financial capacity to acquire the assets or stock of CORPORATION and carry out the business of CORPORATION as contemplated by this Agreement, (iii) CORPORATION shall provide NYU with reasonable notice that it has entered into good faith negotiations with a third party with respect to such a transaction, but in any event within five (5) business days after entering into any such negotiations, shall provide NYU with reasonable and periodic updates with respect to such negotiations and shall provide notice of CORPORATION'S intent to actually enter into any such transaction as soon as is practicable, and (iv) the third party executes an agreement accepting the assignment of this agreement and assuming all of the obligations of CORPORATION hereunder, which agreement shall be delivered to NYU concurrently with the consummation of the transaction.


20.     Use of Name.

    Without the prior written consent of the other party, neither CORPORATION nor NYU shall use the name of the other party or any adaptation thereof or of any staff member, employee or student of the other party:

             i) in any product labeling, advertising, promotional or sales literature;

            ii) in connection with any public or private offering or in conjunction with any application for regulatory approval, unless disclosure is otherwise required by law, in which case either party may make factual statements concerning the Agreement or file copies of the Agreement after providing the other party with an opportunity to comment and reasonable time within which to do so on such statement in draft.

    Except as provided herein, neither NYU nor CORPORATION will issue public announcements about this Agreement or the status or existence of the NYU Research Project without prior written approval of the other party. NYU acknowledges that CORPORATION is a public company and has certain obligations to make disclosures under applicable law; NYU agrees to use all reasonable efforts to promptly consider any request for approval made by CORPORATION hereunder to enable CORPORATION to comply with such obligations.


21.     Miscellaneous.

        a. In carrying out this Agreement the parties shall comply with all local, state and federal laws and regulations including but not limited to, the provisions of Title 35 United States Code Sec. 200 et seq. and 15 CFR Sec. 368 et seq.

        b. If any provision of this Agreement is determined to be invalid or void, the remaining provisions shall remain in effect.

        c. This Agreement shall be deemed to have been made in the State of New York and shall be governed and interpreted in all respects under the laws of the State of New York.

        d. The parties agree that any dispute arising under this Agreement shall be resolved in an action in the courts of New York State or the federal courts located in New York State, and each party agrees not to initiate an action in any other jurisdiction. Each party hereby consents to submit to personal jurisdiction in such New York State or federal courts in any such action and to not raise any objection to such jurisdiction.

        e. All payments or notices required or permitted to be given under this Agreement shall be given in writing and shall be effective when either personally delivered or deposited, postage prepaid, in the United States registered or certified mail, addressed as follows:





                To NYU:

                                New York University
                                Office of Industrial Liaison
                                650 First Avenue, 6th Floor
                                New York, NY   10016

                                Attention:  Abram M. Goldfinger
                                Executive Director
                                Industrial Liaison/Technology Transfer

                                and

                                Office of Legal Counsel
                                New York University
                                Bobst Library
                                70 Washington Square South
                                New York, NY   10012

                                Attention:  Kathy Schulz
                                Associate General Counsel


                To CORPORATION:

                                Nanoscience Technologies, Inc.
                                300 Park Avenue
                                Suite 1712
                                New York, NY   10022

                                Attention:  Edward F. Cowle

                                and


                                Attention:  Leonard E. Neilson, P.C.
                                Attorney at Law
                                8160 South Highland Drive, Suite 209
                                Sandy, Utah 84093

or such other address or addresses as either party may hereafter specify by written notice to the other. Such notices and communications shall be deemed effective on the date of delivery or fourteen (14) days after having been sent by registered or certified mail, whichever is earlier. Each party shall promptly give notice to the other if it changes its address.

        f. This Agreement (and the annexed Appendices) constitute the entire Agreement between the parties and no variation, modification or waiver of any of the terms or conditions hereof shall be deemed valid unless made in writing and signed by both parties hereto. This Agreement supersedes any and all prior agreements or understandings, whether oral or written between CORPORATION and NYU.

        g. No waiver by either party of any non-performance or violation by the other party of any of the covenants, obligations or agreements of such other party hereunder shall be deemed to be a waiver of any subsequent violation or non-performance of the same or any other covenant, agreement or obligation, nor shall forbearance by any party be deemed to be a waiver by such party of its rights or remedies with respect to such violation or non-performance.

        h. The descriptive headings contained in this Agreement are included for convenience and reference only and shall not be held to expand, modify or aid in the interpretation, construction or meaning of this Agreement.

        i. It is not the intent of the parties to create a partnership or joint venture or to assume partnership responsibility or liability. The obligations of the parties shall be limited to those set out herein and such obligations shall be several and not joint.


[Signatures on following page]



    IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date and year first above written.

            NEW YORK UNIVERSITY

            By:        ________________________
                        Abram M. Goldfinger
                        Executive Director
                        Industrial Liaison/Technology Transfer

            Date:      _________________





            CORPORATION


            By:        _________________

            Name:      _________________

            Title:     _________________

            Date:      _________________


 Appendix I

US Patent 5,278,051 - "SOLID SUPPORT METHODOLOGY FOR CONSTRUCTION OF GEOMETRICAL OBJECTS FROM DNA"

US Patent 5,386,020 - "MULTIPLY CONNECTED THREE-DIMENSIONAL NUCLEIC ACID STRUCTURES

US Patent 5,468,851 - "SOLID SUPPORT METHODOLOGY FOR CONSTRUCTION OF GEOMETRICAL OBJECTS FROM DNA"

US Patent 6,072,044 - "NANOCONSTRUCTIONS OF GEOMETRICAL OBJECTS AND ANTIPARALLEL NUCLEIC ACID DOUBLE CROSSOVER MOLECULES"

US Patents - 6,255,469 "PERIODIC TWO AND THREE DIMENSIONAL NUCLEIC ACID STRUCTURES"

Application No. 60/358,365 - "POLYNUCLEIC ACID NANOMECHANICAL DEVICE CONTROLLED BY HYBRIDIZATION TOPOLOGY"

Application No. 60/473,915 - "NUCLEIC ACID NYLON LADDER COPOLYMERS"

Application No. not yet assigned - "A SEQUENCE SPECIFIC BIPEDAL DNA
NANOMOTOR"